EXHIBIT 99.1

NOTICE TO SHAREHOLDERS DATED SEPTEMBER 14, 2006

September 14, 2006

Dear NTS Mortgage Income Fund Shareholder:

          On August 31, 2006, we learned of another offer by CMG Partners, LLC (“CMG”) to purchase your shares in NTS Mortgage Income Fund (the “Company”) for $5.25 per share in cash. This offer, known as a “mini-tender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. As management of the Company, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. Although we believe that CMG’s offer fails to comply with certain procedural safeguards required by the Securities and Exchange Commission (the “SEC”) for other tender offers, we remain neutral on whether you should accept or reject CMG’s offer.

          As indicated, we believe that CMG has failed to provide you with the important procedural safeguards associated with tender offers for which filings are required by the SEC. Specifically, if you tender to CMG, you will only have the right to withdraw your shares for a period of ten (10) days. Under SEC rules applicable to tender offers, you would be able to withdraw at any time up until closing of the tender. Also, CMG’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not have any provision requiring pro rata treatment if shareholders tender more interests than CMG desires to purchase. Under SEC rules applicable to tender offers, CMG would be required to accept tenders on a pro rata basis. Finally, CMG’s offer fails to adequately disclose important matters required under the SEC’s guidelines. For example, CMG fails to clearly summarize how it determined its offer price. The only reference is a vague statement that CMG applied a discount to the current estimated liquidation value of the Company’s shares.

          CMG also indicates in its offer that “the partnership appears to have no plan to bring about a conclusion for investors anytime soon.” First, the Company is a corporation, not a partnership. Second, as the Company stated in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Form 10-K”), we anticipate initiating the Company’s liquidation on or before December 31, 2008. For more information on this issue, please refer to pages 18-19 of the Form 10-K.

          Importantly, please note that CMG’s offer can be revoked at any time in its sole discretion. The SEC has stated that offers which may be revoked for any reason may be considered a “fraudulent, deceptive or manipulative practice” under the Securities Exchange Act of 1934. Also, CMG’s “Agreement of Assignment and Transfer” included with the tender offer contains qualifications and contingencies that you should carefully read before you make any decision. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. If you decide to tender and CMG accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with our bylaws.

Forward Looking Information

          This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. For a discussion of some of these potential risks and uncertainties, please refer to the annual and quarterly reports filed by NTS Mortgage Income Fund with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have any questions or would like additional information, please call 800-928-1492, extension 544.

Sincerely, /s/ Brian F. Lavin

Brian F. Lavin President of NTS Mortgage Income Fund